Exhibit 99 filed on behalf of Edward Muller for Transaction date 09/02/08

Price	Quantity
$10.55	1,900
$10.56	200
$10.57	700
$10.58	200
$10.59	200
$10.60	1,000
$10.61	200
$10.62	600
$10.63	600
$10.64	200
$10.65	800
$10.66	300
$10.67	600
$11.15	1,600
$11.16	200
$11.17	700
$11.25	2,500
$11.40	1,800
$11.65	700